EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contacts: Howard Kaminsky, Chief Financial Officer
(818) 949-5300 ext. 5728
Leigh Parrish, Financial Dynamics
(212) 850-5651
Peter Schmidt, Financial Dynamics
(212) 850-5654

SPORT CHALET REPORTS FISCAL 2007 FOURTH QUARTER
AND YEAR END RESULTS

•	Quarterly Net Sales Increased to $97.8 million
•	Quarterly Net Income of $881,000; Impacted by Weak California Snowfall
•	Full Year Sales Increased to $388.2 million; Net Income of $7.1 million

Los Angeles, California - (June 5, 2007) - Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced the results for its fourth quarter and fiscal year ended April 1, 2007.

Fourth Quarter Results

Sales increased 9.1% to $97.8 million from $89.7 million in the fourth quarter last year, which included sales from five stores opened in fiscal 2007 and one store opened in the fourth quarter of fiscal 2006 contributing $8 million. Comparable store sales on a same day basis decreased 1.0%; however, this was more than offset by $1.3 million in additional sales from one extra day being reflected in our 2007 results. The decrease in comparable store sales was primarily a result of Southern California having the driest winter on record, which dampened the sales of winter related products. Excluding winter related products, comparable store sales increased 2.5%.

Gross profit as a percent of sales decreased to 29.3% from 30.2% in the fourth quarter of last year. The 90 basis point decrease was primarily due to increased occupancy expense as a percent of sales in new stores, as they require time to reach operating efficiency. Selling, general and administrative expenses as a percent of sales increased to 27.7% from 27.0% last year, again primarily due to the impact of new stores.

Net income declined to $881,000, or $0.06 per diluted share, compared to $1.6 million, or $0.12 per diluted share, for the fourth quarter last year.

Craig Levra, Chairman and CEO, stated, “While we made solid progress towards our long-term goals during the fourth quarter, our results did not meet our expectations following our record third quarter. Unlike last year’s particularly strong late snowfall, we experienced exceptionally dry weather in California, Nevada and Arizona which impacted sales of winter apparel and equipment. However, we did generate positive growth within our non-winter products and are seeing earlier and improved sales of warm weather merchandise. With the contribution of our new stores we grew our top line by a solid 9% during the quarter. Although our fourth quarter will always be driven largely by winter sports, our continuing focus on geographical expansion and extending the breadth of our merchandise assortment will mitigate any impact of unseasonable weather conditions. Despite this challenging quarter, our strategic direction is the right one for Sport Chalet, and we will continue to make progress during the coming quarters.”

Full Year Results

Sales for fiscal 2007 increased 13.1% to $388.2 million from $343.2 million from the prior year. Comparable store sales increased 2.0% for the year on top of the prior year’s 1.9% gain. Excluding winter related products, comparable store sales increased 2.1%. Five new stores were opened in fiscal 2007 compared to four new store openings in fiscal 2006.

Gross profit as a percent of sales for the fiscal year was 30.9% which was unchanged from the previous year. Selling, general and administrative (“SG&A”) expenses as a percent of sales were 27.8%, compared to 29.6% in 2006, which included $8.7 million related to the recapitalization that occurred in the second quarter of fiscal 2006. Excluding the effect of the recapitalization, SG&A expenses as a percent of sales were 27.1% in fiscal 2006.

Net income for fiscal 2007 was $7.1 million, or $0.50 per diluted share. This compared to a net loss in fiscal 2006 of $87,000, or $(0.01) per diluted share, including the after-tax charge of $7.8 million, or $0.56 per diluted share, related to the recapitalization. Excluding the effects of the recapitalization, net income in fiscal 2006 was $7.8 million, or $0.55 per diluted share.

Craig Levra, Chairman and CEO, continued, “This past year was an exciting year for Sport Chalet as we successfully embarked on key strategic initiatives, such as Action Pass, while opening five new stores and announcing our expansion plans into our fourth state, Utah. We are incorporating significant upgrades into our infrastructure, and our overall growth should increasingly leverage these investments over time, including our new SAP financial and merchandising system. Although the fourth quarter of the year was below plan, the overall progress we made positions us for fiscal 2008 with a strong determination to improve our performance. We have the right team and a solid plan in place to drive Sport Chalet forward into the summer months and the remainder of the fiscal year.”

Conference Call and Webcast

Management will host a conference call and audio webcast, both open to the general public, today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call may be accessed by dialing (706) 634-4840. A replay will be available through Tuesday, June 12, 2007 by dialing (706) 645-9291. The required pass code for the replay is 9664239. The webcast will be available at http://phx.corporate-ir.net/playerlink.zhtml?c=119568&s=wm&e=1560314.

About Sport Chalet, Inc.

Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada and Arizona. The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 47 locations. The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Non-GAAP financial measures

To supplement consolidated financial statements presented in accordance with GAAP, non-GAAP financial measures are used as the compensation, and other expenses related to the recapitalization plan are not expected to reoccur and their exclusion provides a consistent comparison to past results. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures,” included at the end of this release.

Sport Chalet, Inc.

Consolidated Statements of Operations

	Fiscal Year ended,
	2007	2006	2005

Net sales	$388,209,155	$343,204,097	$309,089,551
Cost of goods sold, buying and occupancy costs	268,188,190	237,137,009	213,428,269
Gross profit	120,020,965	106,067,088	95,661,282

Selling, general and administrative expenses	107,775,726	101,534,075	85,144,702
Income from operations	12,245,239	4,533,013	10,516,580

Interest expense	516,332	266,910	263,523
Income before taxes	11,728,907	4,266,103	10,253,057

Income tax provision	4,630,193	4,353,292	4,082,000
Net income (loss)	$7,098,714	$(87,189)	$6,171,057

Earnings (loss) per share:
Basic	$0.52	$(0.01)	$0.46

Diluted	$0.50	$(0.01)	$0.44

Weighted average number of common shares outstanding:
Basic	13,736,169	13,505,952	13,360,986
Diluted	14,333,270	13,505,952	14,007,372

Sport Chalet, Inc.

Consolidated Balance Sheets

	April 1,	March 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$3,840,757	$2,563,930
Accounts receivable	6,894,282	2,479,386
Merchandise inventories	87,066,998	67,777,059
Prepaid expenses and other current assets	4,827,232	3,857,570
Prepaid income taxes	1,481,914
Deferred income taxes	3,145,502	3,920,192
Total current assets	107,256,685	80,598,137

Fixed assets, net	59,487,415	48,365,653
Deferred income taxes	4,504,986	3,274,015
Total assets	$171,249,086	$132,237,805

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$29,407,673	$16,467,120
Loan payable to bank	11,776,278
Salaries and wages payable	4,999,139	5,473,610
Income taxes payable	-	302,274
Other accrued expenses	15,580,770	14,909,439
Total current liabilities	61,763,860	37,152,443

Deferred rent	23,059,084	17,616,994
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares - 2,000,000 Issued and outstanding shares - none	-	-
Class A Common stock, $.01 par value:
Authorized shares - 46,000,000 Issued and outstanding shares - 12,252,654 in 2007 and 11,927,146 in 2006	122,527	119,271
Class B Common stock, $.01 par value:
Authorized shares - 2,000,000 Issued and outstanding shares - 1,741,489 in 2007 and 1,703,909 in 2006	17,415	17,039
Additional paid-in capital	33,190,752	31,335,324
Retained earnings	53,095,448	45,996,734
Total stockholders’ equity	86,426,142	77,468,368
Total liabilities and stockholders’ equity	$171,249,086	$132,237,805

Sport Chalet, Inc.

Consolidated Statements of Cash Flows

	Fiscal Year ended,
	2007	2006	2005
Operating activities
Net (loss) income	$7,098,714	$(87,189)	$6,171,057
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	11,418,930	9,225,765	7,692,015
(Gain) Loss on disposal of equipment	266,396	(213,122)	360,761
Stock compensation	166,178	8,221,826	-
Deferred income taxes	(456,281)	(1,728,375)	(1,787,158)
Changes in operating assets and liabilities:
Accounts receivable	(4,414,894)	(1,017,344)	(253,108)
Merchandise inventories	(19,289,939)	(2,715,917)	(10,889,087)
Prepaid expenses and other current assets	(969,662)	(813,417)	(842,117)
Prepaid income taxes	(1,481,914)	-	-
Accounts payable	12,940,553	(2,338,833)	7,787,476
Salaries and wages payable	(474,471)	393,290	1,725,952
Other accrued expenses	671,331	3,077,844	3,887,638
Income taxes payable	(302,274)	(522,785)	789,428
Deferred rent	5,442,090	4,480,691	3,242,722
Net cash provided by operating activities	10,614,757	15,962,434	17,885,579

Investing activities
Purchases of fixed assets	(22,855,770)	(20,295,088)	(15,197,322)
Other assets	-	76,960	24,076
Proceeds from sales of fixed assets	48,682	419,370	264,106
Net cash used in investing activities	(22,807,088)	(19,798,758)	(14,909,140)

Financing activities
Proceeds from bank borrowings	70,380,235	46,361,065	10,700,000
Repayment of bank borrowings	(58,603,957)	(46,361,065)	(10,700,000)
Proceeds from exercise of stock options	1,357,482	474,189	59,358
Optionee withholding taxes from exercise of stock options	(890,264)	(1,264,519)	-
Tax benefit on employee stock options	1,225,662	1,013,895	69,244
Net cash provided by (used in) financing activities	13,469,158	223,565	128,602

Increase (decrease) in cash and cash equivalents	1,276,827	(3,612,759)	3,105,041
Cash and cash equivalents at beginning of year	2,563,930	6,176,689	3,071,648
Cash and cash equivalents at end of year	$3,840,757	$2,563,930	$6,176,689
Cash paid during the year for:
Income taxes	$5,645,000	$5,591,000	$3,624,000
Interest	356,801	157,946	101,512

The following table sets forth reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures. Compensation and other expenses related to the recapitalization plan are not expected to reoccur and their exclusion provides a consistent comparison to current results (dollar amounts in thousands, except per share amounts).

	Fiscal year ended March 31, 2006

	GAAP	Adjustments	Non-GAAP

Selling, general and administrative expenses	$101,534	$(8,693)	$92,841
Income from operations	4,533	8,693	13,226
Income before taxes	4,266	8,693	12,959
Income tax provision	4,353	(854)	5,207
Net income (loss)	$(87)	$7,839	$7,752

Class A and Class B
earning (loss) per share:
Basic	$(0.01)	$0.58	$0.57
Diluted	$(0.01)	$0.56	$0.55